Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS WORLDWIDE TO REPORT FIRST QUARTER 2007
 FINANCIAL RESULTS

Company expects to report year-over-year growth in revenue and new project additions

Morrisville, NC— April 23, 2007— etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced that it expects to report growth in revenue and new project additions for first quarter 2007 compared to the same period last year. First quarter 2007 expected results include:

•	Over 35% net revenue growth in 1Q’07 as compared to the year ago period
•	1Q’07 new project additions grew to approximately $6.6 million, a 135% increase year over year
•	1Q’07 contract cancellations dropped to approximately $376,000, a 90% decrease year over year
•	1Q’07 ending Backlog was approximately $19.8 million as compared to $24.8 million in the year ago period and $17.7 million as of December 31, 2006

The financial results for the three month period ended March 31, 2007 will be released after market close on Thursday, May 10, 2007. Management will conduct a conference call at 4:30 p.m. ET that same day.

To participate in the live call by telephone, please dial 800.480.2207, or for international callers, please dial 706.643.7866 and reference ID number 7057230. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s web site at www.etrials.com. Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available through May 24, 2007, by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 7057230 when prompted.

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About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary), and a clinical trials management system (CTMS) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com.  etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Forward-Looking Statements
This announcement may contain forward-looking statements, including statements regarding net service revenue, new project additions, contract cancellations, and contract backlog. These statements involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by the client, utilization of our software and services by clients to a lesser degree than is currently expected and early termination of the contract, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the “Risk Factors” Section of the Form 10-KSB filed on March 30, 2007. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:
Investors: Ashton Partners Lauren Murphy 617.275.8745 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com